SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:           WY Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                3434 Colwell Avenue, Suite 100
                Tampa, FL 33614

TELEPHONE NUMBER:

                (877) 411-1167

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                M. Brent Wertz
                3434 Colwell Avenue, Suite 100
                Tampa, FL 33614

CHECK APPROPIATE BOX:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                /X/ Yes            / / No

                                   SIGNATURES

      Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Tampa and State of Florida on this 19 day of November, 2004.


ATTEST:                                   WY Funds

/s/ M. Brent Wertz                        /s/ Mitchell York
-----------------------------------       --------------------------------
By: M. Brent Wertz, Secretary             By: Mitchell York, President